Exhibit 99.1

SS Innovations Submits 510(k) Premarket Notification to the FDA for the Company’s SSi Mantra Surgical Robotic System

-- Submission covers multiple indications including general, urological, colorectal, gynecological and cardiac surgeries --

Fort Lauderdale, FL – December 8, 2025 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that the Company submitted a 510(k) premarket notification to the United States Food and Drug Administration (the “FDA”) on December 5, 2025, for the SSi Mantra surgical robotic system for multiple specialty procedure types, including: general, urological, colorectal, gynecological, and cardiac surgery.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “Our submission of a 510(k) premarket notification to the FDA marks an important milestone in our strategic plan to introduce the Company’s advanced, cost-efficient SSi Mantra surgical robotic system to the U.S. market. Given its affordability, differentiated technology, and proven performance across our existing global installations, we believe the SSi Mantra represents a highly compelling option for hospitals and surgeons in the United States, especially those serving underserved patient communities.”

Based on a pre-submission meeting and subsequent discussions with the FDA, the Company decided to pursue a 510(k) submission, rather than a De Novo request for the SSi Mantra surgical robotic system, aiming to benefit from the pathway’s potential speed and cost efficiencies.

The FDA has stated that its goal is to complete reviews of 510(k) submissions within 90 days of receipt. However, time to approval could be longer due to factors such as the 15-day acceptance review, the submission of additional information, and a submitter’s response time.

Separately, the Company continues along the pathway towards a European Union CE marking certification for the SSi Mantra that it believes it could obtain in the first half of 2026.

As of November 30, 2025, the SSi Mantra cumulative installed base totaled 138 systems across eight countries where the Company’s surgical robotic system has received regulatory approval. To date, 137 hospitals have installed the SSi Mantra and over 7,300 surgical procedures have been performed, including 88 telesurgeries and 390 cardiac procedures.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical procedures including robotic cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

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